Exhibit 2.2
FORM OF AMENDMENT NO. 1 TO VOTING AND SUPPORT AGREEMENT AND
IRREVOCABLE PROXY
          This AMENDMENT NO. 1 TO VOTING AND SUPPORT AGREEMENT AND IRREVOCABLE PROXY (this “Amendment to Support Agreement”), dated as of January 31, 2011, by and between Dell International L.L.C., a Delaware limited liability company (“Parent”), and _____________________ (“Stockholder”), amends (i) the Voting and Support Agreement, dated as of December 12, 2010, to which Parent and Stockholder are parties (the “Support Agreement”) and (ii) the Irrevocable Proxy delivered by Stockholder pursuant to the Support Agreement (the “Proxy”).
R E C I T A L S
          A. Whereas, Parent and Stockholder wish to amend the Support Agreement and the Proxy.
          B. Whereas, Section 8.5 of the Support Agreement provides, among other things, that no addition to or modification of any provision of the Support Agreement shall be binding upon either party thereto unless made in writing and signed by both parties.
          C. Whereas, Parent, Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Compellent Technologies, Inc., a Delaware corporation (the “Company”), are amending the Agreement and Plan of Merger, dated as of December 12, 2010, to which they are parties (such amendment being referred to herein as “Amendment No. 1”).
A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. For the avoidance of doubt (and without conceding or suggesting that an amendment to the Support Agreement or to the Proxy is needed to accomplish the purpose of this Amendment to Support Agreement), Stockholder hereby acknowledges and agrees that all references in the Support Agreement (including all exhibits thereto) and in the Proxy to the “Merger Agreement” are deemed references to the Agreement and Plan of Merger, dated as of December 12, 2010, by and among Parent, Merger Sub and the Company as the same may have been or may be amended, including pursuant to Amendment No. 1.
          2. Unless the context otherwise requires, the term “Support Agreement” as used in the Support Agreement shall be deemed to refer to the Support Agreement as amended hereby.

          3. This Amendment to Support Agreement shall be effective as of the date first written above, as if executed on such date. Except as amended hereby, the Support Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
          4. This Amendment to Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment to Support Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment to Support Agreement.
          5. This Amendment to Support Agreement shall be deemed to be a contract made under the laws of the State of Delaware and shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
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          IN WITNESS WHEREOF, the parties have caused this Amendment to Support Agreement to be duly executed as of the date first written above.

DELL INTERNATIONAL L.L.C.
By:
Name:
Title:

[NAME OF STOCKHOLDER]
By:
Name:
Title: